PRIVATE PLACEMENT SUBSCRIPTION AGREEMENT

THIS AGREEMENT dated for reference the 28th day of November, 2001.

BETWEEN

[name], an individual, having his address at [address].

(the "Purchaser")

OF THE FIRST PART

AND:

GLOBAL PRECISION MEDICAL INC., a British Columbia corporation, having its registered and records office at 12406 Wright Ave., Summerland, P.O. Box 1609 British Columbia VOH 1Z0

(the "Issuer")

OF THE SECOND PART

WHEREAS:

A.

The Issuer is listed on the OTCBB Exchange (the "Exchange") and is subject to the regulatory jurisdiction of the NASDAQ, the United States Securities and Exchange Commission and the British Columbia Securities Commission.

B.

The Purchaser, as principal, hereby unconditionally subscribes for and agrees to purchase the securities of the Issuer, as more particularly described below, at the subscription price set out upon, and subject to the following terms and conditions.

NOW THEREFORE this Agreement witnesses that in consideration of the mutual premises, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

1.

PURCHASE AND SALE OF UNITS

1.1

On the Closing, the Purchase will purchase from the Issuer 66.667 units (the "Units"), priced at US $.75 per Unit, each Unit consisting of one common share in the capital stock of the Issuer (the "Shares") and half a warrant (the "Warrants") exercisable for two years. One full Warrant will entitle the Purchaser to purchase an additional common share in the capital stock of the Issuer at a price of US $1.00 per share in the first year or at a price of US $2.00 if exercised in the second year. The Issuer will deliver to the Purchaser certificates representing the Shares and the Warrants.

2. WARRANTIES

2.1

The Purchaser acknowledges, represents and warrants that, as at the date given above and at the Closing, that:

(a)

no prospectus has been filed by the Issuer with the Commission in connection with the issuance of the Units, the issuance is exempted from the prospectus requirements of the Securities Act (British Columbia) (the "Act") or any rules and regulations (the "Rules") promulgated pursuant to the Act and that:

(i)

the Purchaser is restricted from using most of the civil remedies available under the Act and the Rules;

(ii)

the Purchaser may not receive information that would otherwise be required to be provided to him under the Act and the Rules; and

(iii)

the Issuer is relieved from certain obligations that would otherwise apply under the Act and the Rules;

(b)

if the purchase of the Units by the Purchaser is to be made under the exemption from prospectus requirements available under:

(i)

section 74(2)(4) of the Act, then the Purchaser:

(A)

is not a syndicate, partnership or other form of unincorporated entity or organization created solely to permit the purchase of the Units (or other similar purchases) by a group of individuals whose individual share of the aggregate acquisition cost of the Units is less than $97,000; and

(B)

if the Purchaser is an individual, the Purchaser agrees to execute and deliver a Form D to the Issuer;

(c)

the Purchaser is purchasing the Units as principal and no other person, corporation, firm or other organization will have a beneficial interest in the Units;

(d)

the Units were not advertised in printed media of general and regular paid circulation, radio or television;

(e)

no person has made to the Purchaser any written or oral representations:

(i)

that any person will resell or repurchase the Units;

(ii)

that any person will refund the purchase price of the Units;

(iii)

as to the future price or value of the units; or

(iv)

that the shares will be listed and posted for trading on a stock exchange or that application has been made to list and post the Shares for trading on a stock exchange other than the Exchange;

(f)

this subscription has not been solicited in any other manner contrary to the Act or the Rules or the United States Securities Act of 1933, as amended;

(g)

the Purchaser is not a "control person " of the Issuer as defined in the Act, will not become a "control person" by virtue of this purchase of the Units and does not intend to act in concert with any other person to form a control group;

(h)

the Purchaser has no knowledge of a "material fact" or "material change" (as those terms are defined in the Act) in the affairs of the Issuer that has not been generally disclosed to the public, save knowledge of this particular transaction;

(i)

the offer made by this subscription is irrevocable and requires acceptance by the Issuer;

(j)

the Purchaser waives the need for the Issuer to communicate its acceptance of the purchase of the Units pursuant to this Agreement; and

(k)

the Purchaser is aware that the Issuer is planning to use the proceeds of this private placement for general working capital purposes and any corporate acquisitions deemed appropriate by the Board of Directors of the Corporation.

2.2

The Issuer represents and warrants that, as of the date given above and at the Closing:

(a)

the Issuer and its subsidiaries, if any, are valid and subsisting corporations duly incorporated and in good standing under the laws of the jurisdictions in which they are incorporated;

(b)

the Issuer will reserve or set aside sufficient shares in the treasury of the Issuer to issue to the Purchaser the Shares and any shares acquired by the Purchaser upon the exercise of the Warrants;

(c)

the Issuer is not in default of any reporting requirements.

2.3

The warranties contained in Subsections 2.1 and 2.2 will survive the Closing:

3. CLOSING

3.1

The closing of the transactions contemplated by this Agreement (the "Closing") will take place within one business day of the execution of this subscription agreement.

3.2

At Closing, the Issuer will deliver to the Purchaser the certificates representing the Shares and the Warrants registered in the name of the Purchaser or its nominee.

4.

HOLD PERIOD

4.1

The Purchaser acknowledges that the Shares and Warrants, and any shares received upon an exercise of the Warrants, may not be traded for a period of one year from the date of full payment of the shares and warrants respectively, and after one year such sale is subject to SEC Rule 144.

4.2

The certificates representing the Shares and Warrants will contain a legend denoting the restrictions on transfer imposed under the US Securities Act.

5. MISCELLANEOUS

5.1

Time is of the essence of this Agreement;

5.2

The parties to this Agreement may amend this Agreement only in writing.

5.3

The parties to the Agreement will execute and deliver all documents and procedures necessary, for the purposes of giving effect to or perfecting the transactions contemplated by this Agreement.

5.4

This Agreement enures to the benefit of and is binding upon the parties to this Agreement and their successors and permitted assigns.

5.5

A party to this Agreement will give all notice to or other written communications with the other party to this Agreement concerning this Agreement by hand or by registered mail addressed to the address given above.

5.6

This Agreement will be governed by and construed in accordance with the laws of British Columbia.

5.7

This Agreement may be signed by the Directors of the Corporation and the Purchaser in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument, and notwithstanding the date of execution shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF this Agreement has been executed as at the date above written.

/s/ [name]

)

was hereunto affixed in the

)

presence of:

)

)

/s/

)

Authorized Signatory

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THE CORPORATE SEAL OF

)

GLOBAL PRECISION

)

MEDICAL INC. was hereto

)

affixed in the presence of:

)

c/s

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/s/ LINDSAY SEMPLE

)

)

/s/ BORIS WEISS

)

Authorized Signatory

)